Exhibit 99.1

Contact:	Investor Relations Colin T. Severn William Lyon Homes (949) 833-3600

WILLIAM LYON HOMES REPORTS FIRST QUARTER 2009

NEW HOME ORDERS, CLOSINGS AND BACKLOG

NEWPORT BEACH, CA—April 9, 2009—William Lyon Homes announced today preliminary new home orders, closings and backlog information for the three months ended March 31, 2009.

	Three Months Ended March 31,
	2009	2008
Number of new home orders:
Southern California	85	188
Northern California	33	61
Arizona	30	51
Nevada	34	71

	182	371

Average number of sales locations during period:
Southern California	11	28
Northern California	5	13
Arizona	4	4
Nevada	9	11

	29	56

Number of homes closed:
Southern California	76	141
Northern California	37	55
Arizona	37	46
Nevada	38	61

	188	303

	Three Months Ended March 31,
	2009	2008
Backlog of homes sold but not closed at end of period:
Southern California	143	189
Northern California	44	49
Arizona	27	72
Nevada	20	37

	234	347

New home orders for the three months ended March 31, 2009 were 182, a decrease of 51% as compared to 371 for the three months ended March 31, 2008. The average number of sales locations for the three months ended March 31, 2009 decreased 48% to 29 locations from 56 locations for the three months ended March 31, 2008.

The Company’s new home orders for the three months ended March 31, 2009 includes 7 homes from joint venture communities, compared to 19 homes from joint venture communities for the three months ended March 31, 2008.

The Company’s number of new home orders per average sales location decreased to 6.3 for the three months ended March 31, 2009 as compared to 6.6 for the three months ended March 31, 2008.

The Company’s cancellation rate for the three months ended March 31, 2009 was 27%, compared to 26% for the three months ended March 31, 2008.

The number of homes closed for the three months ended March 31, 2009 decreased 38% to 188 homes from 303 homes for the three months ended March 31, 2008.

The Company’s backlog of homes sold but not closed was 234 at March 31, 2009, a decrease of 33% as compared to 347 at March 31, 2008.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at March 31, 2009 had 26 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.